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                                                                     Exhibit 5.1

                                 CYTOMEDIX, INC.
                               THREE PARKWAY NORTH
                           DEERFIELD, ILLINOIS, 60015


     Re: Registration Statement No. 333-55818; 7,822,334 Shares of Common Stock, par value $0.0001 per share
              ---------------------------------------------------------


Ladies and Gentlemen:

     This opinion is rendered in connection with the filing by Cytomedix, Inc., a Delaware corporation (the "Company"), of its Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the offer and sale by the selling stockholders named in the Registration Statement (the "Offering") of up to 7,822,334 shares of the Company's common stock, par value $.0001 per share (the "Shares"), consisting of 400,000 shares issued and outstanding as of the date hereof (the "Common Shares"), 2,352,346 shares issuable upon the exercise of outstanding warrants (the "Warrant Shares") and 2,669,571 shares issuable upon the conversion of outstanding convertible secured promissory notes ("Convertible Promissory Note Shares").

     In my capacity as general counsel of the Company, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

     In such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the legal capacity of natural persons executing such documents and the authenticity and conformity to original documents of all documents submitted to me as copies.

     I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other qualifications set forth herein, it is my opinion that, as of the date hereof, that (i) the Common Shares have been duly authorized and are validly issued, fully paid and nonassessable; (ii) the Warrant Shares have been duly authorized, and upon issuance, delivery and payment therefor upon the exercise of outstanding warrants in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and (iii) the Convertible Promissory Note Shares have been duly authorized, and upon issuance, delivery and payment therefor upon conversion of outstanding convertible secured promissory notes in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.


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     I consent to your filing this opinion as an exhibit to the Registration
Statement.

                                   Very truly yours,

                                   /s/ David C. Demarest

                                   David C. Demarest
                                   Vice President, General Counsel and
                                   Corporate Secretary